Exhibit 99	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS RESULTS FOR
FISCAL 2006 FIRST QUARTER

Cleveland, Ohio — January 25, 2006 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fiscal 2006 first quarter ended December 31, 2005.

First Quarter Fiscal 2006 Results

Net sales of $35.8 million for the first quarter of fiscal 2006 were flat compared with net sales of $35.6 million in last year’s first quarter. A stronger U.S. dollar caused approximately a three percentage point decrease in sales compared to the prior year, resulting in flat sales. Sequentially, sales increased two percent from the fourth quarter of fiscal 2005. The company reported net income for the first quarter of fiscal 2006 of $1.9 million, or $0.12 per share, including expenses of approximately $0.4 million, or $0.02 per share, for stock-based compensation. This compared with net income of $2.8 million, or $0.17 per share, in last year’s first quarter.

Orders of $33.8 million for the first quarter decreased three percent from last year’s orders of $34.9 million. Geographically, orders decreased nine percent in the Americas, decreased 15 percent in Asia, and increased 19 percent in Europe when compared to the prior year. Orders from the company’s semiconductor customers decreased approximately 25 percent, orders from wireless communications customers increased approximately 60 percent, orders from precision electronic component/subassembly manufacturers increased approximately five percent, and research and education customer orders decreased approximately five percent compared to the prior year’s quarter. For the first quarter, semiconductor orders comprised approximately 30 percent of the total, wireless communications orders were approximately 15 percent, precision electronic component/subassembly manufacturers orders were approximately 30 percent, and research and education made up about 20 percent. Sequentially, orders decreased 16 percent from a strong fourth quarter of fiscal 2005, primarily due to lower semiconductor and wireless customer orders. Order backlog decreased $1.5 million during the quarter to $16.8 million at December 31, 2005.

“Order levels for the quarter were lower than we had expected, primarily due to the timing of large orders, particularly from our semiconductor customers,” stated Joseph P. Keithley, the company’s Chairman, President and Chief Executive Officer. “We expected lower orders on a sequential basis from our wireless customers as they typically concentrate on production during the December quarter. Large orders were at a lower level than both the September quarter and the first quarter of fiscal year 2005. On the other hand our smaller orders, which in aggregate comprise more than two-thirds of our business, were higher.”

“Last week at the IEEE Radio and Wireless Symposium in San Diego, we introduced the first products in our new RF family, the Model 2910 RF Vector Signal Generator, the Model 2810 RF Vector Signal Analyzer and the Model 3500 Portable RF Power Meter,” stated Keithley. “The Model 2910 will be available in late March, and the Models 2810 and 3500 will be available during the summer. These new instruments employ new approaches to test and measurement that enable users to save time, effort, and money through their ease of use, flexibility, high-performance and compact size. Our new RF products will be used throughout the design, development and manufacturing processes, and they complement existing Keithley solutions such as our battery simulation sources, semiconductor characterization systems, and Source-Measure Units.”

The company generated $0.1 million in cash from operations during the quarter, as net income earned was offset by changes in working capital, decreasing cash and short-term investments by $1.6 million to $53.6 million at December 31, 2005. Total debt was $0.2 million at December 31, 2005. Inventory of $14.3 million increased $1.6 million from year ago levels. Turns were 3.9 at December 31, 2005, versus 4.7 a year ago. Days sales outstanding were 46 at December 31, 2005, versus 45 a year ago.

Stock Buyback Program

During the first quarter, the company did not repurchase any shares. Under the terms of the program the company may repurchase up to 2,000,000 Common Shares through December 2006.

Operations Outlook

“Our new RF products are the first fruits from our West Coast development center, and we are excited about the opportunities they afford us. We continue to believe that new products will drive our growth, and have increased our investment in product development activities to expand our product offering and accelerate the introduction of new products. We expect product development spending in the second quarter to be higher than the first quarter as we build a stronger, broader, and more complete product offering for our customers,” added Keithley.

Based upon current expectations, the company is estimating sales for the second quarter of fiscal 2006, which will end March 31, 2006, to range between $35 and $39 million. Pretax earnings are expected to be in the single digits as a percentage of net sales.

Forward Looking Statements

Statements in the “Operations Outlook” section of this release, which relate to orders, sales, earnings, and product development spending that are not historical statements are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage CRM and ERP systems without interruptions in its accounting, order entry, billing, manufacturing and other customer support functions; the Company’s ability to control costs; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; and the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Wednesday, January 25, 2006, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s web site at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the web site. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device and wafer characterization, and the production of end products such as electronic assemblies or portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality, throughput, and yield of their products.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENT OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS
	ENDED DECEMBER 31,
	2005		2004
NET SALES	$35,790	100.0%	$35,643	100.0%
Cost of goods sold	13,587	38.0	14,200	39.8
Selling, general and administrative expenses	15,003	41.9	13,586	38.1
Product development expenses	5,015	14.0	4,090	11.5

Operating income	2,185	6.1	3,767	10.6
Investment income	440	1.2	291	0.8
Interest expense	(4)	(0.1)	(13)	(0.1)

Income before income taxes	2,621	7.2	4,045	11.3
Income tax expense	695	1.9	1,254	3.5

NET INCOME	$1,926	5.3%	$2,791	7.8%

Basic earnings per share	$0.12		$0.17

Diluted earnings per share	$0.12		$0.17

Cash dividends per Common Share	$.0375		$.0375

Cash dividends per Class B Common Share	$.0300		$.0300

Weighted average number of shares outstanding – Diluted (000)	16,639		16,593

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands of Dollars)
(Unaudited)

	December 31, 2005	September 30, 2005
ASSETS

Current assets:
Cash and cash equivalents	$10,243	$14,397
Short-term investments	43,403	40,869
Refundable income taxes	378	387
Accounts receivable and other, net of allowances	18,475	19,452
Inventory	14,255	13,151
Other current assets	6,804	5,829

Total current assets	93,558	94,085
Property, plant and equipment	14,167	13,798
Other assets	33,932	34,481

Total assets	$141,657	$142,364

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$214	$—
Accounts payable	7,277	7,540
Other current liabilities	11,964	14,608

Total current liabilities	19,455	22,148
Long-term debt	—	—
Other long-term liabilities	8,458	8,240
Shareholders’ equity	113,744	111,976

Total liabilities and shareholders’ equity	$141,657	$142,364